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                                                                    Exhibit 11.1

                         PETsMART, Inc. and Subsidiaries
                       Statement of Computation of Common
                        and Common Equivalent Shares and
                               Earnings per Share

                      (in thousands, except per share data)






                                                          For the 13 Weeks Ended
                                                           May 4,      April 28,
PRIMARY (1)                                                 1997         1996
----------                                                  ----         ----

Weighted average common shares outstanding                 114,295      111,121

Incremental common equivalents from options and warrants       --         4,684
                                                          ---------------------
Weighted average shares outstanding                        114,295      115,805
                                                          ---------------------
                                                          ---------------------


Net income (loss)                                         $   (746)    $    409
                                                          ---------------------
                                                          ---------------------
Net income (loss) per share                               $  (0.01)    $   0.00
                                                          ---------------------
                                                          ---------------------


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(1) Primary and Fully Diluted earnings are the same for all periods presented.